EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No’s. 333-120091, 333-144882, 333-150537 and 333-154834) of Microtune, Inc. of our report dated February 22, 2008, with respect to the consolidated financial statements of Microtune, Inc. included in this Annual Report on Form 10-K.

/s/ ERNST & YOUNG LLP

Dallas, Texas

February 19, 2009